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                                                                   Exhibit 10.21

                             DISTRIBUTION AGREEMENT

         This Distribution Agreement (this "Agreement") is made on the 30th day of January, 2004, by and between Global Energy Group, Inc. ("Global Energy") a Delaware Corporation having its principal place of business at 2346 Success Drive, Odessa, FL 33556 and Global Energy Distribution Group, L.L.C., an Oklahoma Limited Liability Company, whose principal address is 1425 East 71St, Tulsa, OK 74136 ("Distributor"). This agreement will become effective only upon its approval by the Board of Directors of Global Energy. Distributor may void this agreement if it is not approved by the Board within thirty (30) days after the date shown above. Reference is made to that certain Agreement for Distribution of Global Energy Products dated on or about September 26, 2003 (the "Prior Agreement"). This Agreement supersedes and replaces the Prior Agreement, effective as of the original date of the Prior Agreement. The Prior Agreement is hereby terminated and of no further force or effect.

         Global Energy has developed new technologies that improve the energy efficiency of existing products and processes with a focus on thermodynamics, heat transfer and heat exchange, which are important to the heating, ventilation, air conditioning, and refrigeration ("HVACR") industries (the "Technology") exhibiting performance in a wide variety of energy-storage applications and markets, including those described below. The Technology is now employed by Global Energy in the design and manufacture of the applications described below. The term "Products" as used in this agreement means all products manufactured by Global Energy using the Technology. To date, Global Energy has completed development of four products with the two principle products being the EER(+)Plus and Inventor Series 1400 units. The EER(+)Plus is a retrofit unit, designed to be added to existing air conditioning units to boost their performance very cost effectively. The Inventor Series 1400 is a complete unitary packaged air conditioning unit, with Global Energy's patented technologies incorporated into it. Both of these products utilize generally wasted condensate water and exhaust air, produced by all standard air conditioning systems, to provide increased capacity and to reduce power consumption. This produces improvements in energy efficiency of at least 25%, compared to typical other new equipment. This efficiency improvement reduces energy consumption for air conditioning while maintaining the same cooling level. In May 2002, a sample Inventor Series 1400 unit was certified by the Air Conditioning and Refrigeration Institute ("ART'), the independent industry group which certifies the energy efficiency ratings of air conditioning units. Global Energy's 7.5-ton unit was rated 13.5 EER. Current plans call for Global Energy to offer both the EER+ product and the Inventor Series 1400 units in several cooling sizes.

The parties wish to jointly develop the Products, and believe that Distributor's relationships with potential purchasers of the Products and with sources of capital to support the manufacture and distribution of the Products will contribute to rapid growth of sales of the Products to the benefit of both parties.

Therefore the parties agree to the following:

         1. Distribution Rights: Subject to any rights previously granted to third parties and scheduled on Exhibit A, Global Energy grants to Distributor an exclusive, worldwide right to distribute the Products.

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         Reference is made to the License Agreement of even date herewith between the parties (the "License Agreement"). The License Agreement shall not be or become effective, and Distributor shall have no rights thereunder, except during any period during which Distributor is exercising its rights under
Section 11 or Section 17 of this Agreement, to manufacture Products or have them manufactured exclusively for Distributor by a third party.

         2. Term. The term of this Agreement shall be one year, subject to automatic renewal at the end of each one-year term for successive additional one-year terms if Distributor's sales of Products during the then preceding year have aggregated at least $50,000. Notwithstanding the foregoing, at such time as Global Energy Acquisition Group, L.L.C. ("GEAG"), an Oklahoma limited liability company, shall have entered into the Funding Agreement (as described below) with Global Energy and GEAG's investment in Global Energy (including loans to and purchases of capital stock from Global Energy) shall be at least $500,000, the initial term of this Agreement shall be automatically extended to five years, which will automatically renew for an unlimited number of additional five-year terms so long as Distributor continues to exercise all commercially reasonable efforts to distribute the Products. If Distributor fails to exercise all commercially reasonable efforts to market and distribute the Products, Global Energy may terminate the exclusivity provisions of this Agreement by giving six-months written notice of termination of exclusivity. This agreement will terminate six months after such notice is given unless Distributor undertakes all commercially reasonable efforts to market and distribute the Products within the six-month period. Provided, however, Global Energy cannot terminate this agreement on the basis of Distributor's failure to exercise all commercially reasonable efforts to market and distribute the Products if conduct by Global Energy that is inconsistent with the intent of this agreement contributes to Distributor's failure to exercise all commercially reasonable efforts in any material way. If Distributor's sales of Products exceeds 75% of the Sales Goal of each year during the term of this Agreement, it will be presumed that Distributor is using all commercially reasonable efforts to distribute the Products. Distributor may terminate this Agreement by providing six (6) months prior written notice to Global Energy.

         For the purposes of this Agreement, "Funding Agreement" shall mean an agreement between Global Energy and GEAG that requires GEAG to purchase from Global Energy shares of Global Energy's capital stock for at least $2,500,000 in the aggregate. Notwithstanding anything herein to the contrary, unless and until such time as (i) Global Energyy and GEAG shall have entered into the Funding Agreement, and (ii) GEAG shall have purchased at least $500,000 in Global Energy's capital stock as contemplated by the Funding Agreement, this Agreement and all rights of Distributor hereunder shall be and remain nonexclusive. If, after the Funding Agreement becomes effective, GEAG fails to make any investment required to be made by it under or pursuant to the Funding Agreement, this Agreement and all rights of Distributor hereunder shall become and thereafter remain nonexclusive. During any period of time during which the rights of Distributor hereunder shall be nonexclusive, Global Energy shall then be permitted to engage other distributors and otherwise arrange for sales of its products and other products incorporating its intellectual property, under terms similar to or different from those under this Agreement and in the same or different territories.

         3. Territory: This territory in which Distributor has the right to market and sell the Products is worldwide.

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         4.       Products: Distributor's distribution rights include all
Products currently in production and all Products developed or manufactured by Global Energy in the future. Global Energy and Distributor will cooperate in assessing demand and performance requirements for each of Products. Global Energy will, upon the reasonable request of Distributor, use commercially reasonable efforts to design and manufacture Products that satisfy such demand and performance requirements; provided, however, Global Energy will have no obligation under this sentence until Global Energy and distributor have agreed on the allocation and payment of the cost of design, testing, retooling, etc. to be incurred in complying with Distributor's request. If Global Energy is unwilling or unable to undertake the design of a new Product or redesign of an existing Product, Distributor can engage a third party to undertake the task. In that event, Global Energy will have the first opportunity to manufacture the newly designed or redesigned Product, but, if Global Energy declines that opportunity, Distributor can engage a third party to manufacture the Product.

         5. Market Research: Distributor and Global Energy will cooperate in researching markets proposed to be served by Distributor for the purpose of identifying pricing, performance and other product parameters necessary to establish sales projections and production priorities for the markets and each will share such data with the other on a prompt and regular basis; provided that Distributor will pay expenses involved in such research to the extent they are owed to third parties. Distributor and Global Energy each agree to communicate its market research and sales projections information to the other on a schedule mutually agreed for the purpose of coordinating Global Energy production capability and priorities and Distributor's sales commitments.

         6. Product Certifications: Distributor and Global Energy will cooperate and coordinate efforts to obtain, at Global Energy's expense, certifications for the Products which Distributor in its discretion determines to be necessary or desirable to support Distributor's sale of the Products.

         7. Production Planning: Distributor acknowledges that it understands Global Energy's current production capabilities, as well as the considerable capital cost of expanding its production capabilities to satisfy increases in sales of the Products. Accordingly, as soon as practicable and in any case within thirty (30) days after this agreement becomes effective, Distributor and Global Energy will agree upon projections of anticipated sales of the Products in the markets for the initial five-year term of this Agreement (as they may be adjusted by agreement of the parties from time to time, the "Sales Goals"). The parties will meet quarterly to discuss the Sales Goals, and based on those discussions, will revise the Sales Goals for the remainder of each five-year term of this Agreement to reflect reasonably achievable goals for each market. At least eighteen months prior to the end of each five-year term of this Agreement, the parties will establish initial Sales Goals for the next succeeding five-year term of this Agreement.

         Global Energy agrees to use commercially reasonable efforts to complete capital improvements to its production facilities during each year of the term of the Agreement which are adequate to support the manufacture of the volume of Products required to meet the Sales Goals.

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         8.       Distributor Assistance: Distributor agrees to assist Global
Energy in accomplishing timely expansion of its production capability to meet the demand for Global Energy's Products required by this Agreement by working with Global Energy to develop sales and manufacturing plans to support Global Energy's expansion of production capability for the Products, by introducing Global Energy to sources of capital known to Distributor and, if Distributor develops or acquires any independent capabilities to manufacture the Products, making available any excess production capability of such facility beyond that required for the manufacture of Products for sale to the markets for the manufacture of products for other markets served by Global Energy. Subject to the confidentiality provisions of this agreement, Global Energy agrees to support such Distributor efforts with detailed technical and cost information relating to all matters required to increase expeditiously production capability for the Products.

         9. Global Energy Assistance: Global Energy, at its sole expense, will provide a reasonable number of products required for customer qualifications and usage specifications and industry certifications in the markets. Global Energy will provide Distributor with technical, marketing, sales and field support as reasonably necessary to assure that the Products are performing for users within their specifications established by Global Energy and to maintain customer satisfaction with the Products. The products and support required under this section will be provided as promptly as practicable by Global Energy.

         10. Distributor's Duties: In addition to the foregoing, with respect to each target market Distributor also agrees to:

                  a. Organize, train and maintain a competent sales force that is consistent with the Sales Goals and the volume of Products made available to Distributor by Global Energy.

                  b. Provide finished-goods inventory warehousing, distribution services, credit extension, billing and other facilities and services as may be required to support sales of the Products in each of the markets in a manner that is consistent with the Sales Goals, the volume of Products made available to Distributor by Global Energy, and reasonable commercial practices.

                  c. Comply in a commercially reasonable manner with legal requirements pertaining to the conduct of its business and refrain from illegal, deceptive, misleading or unethical acts and practices, in each case to the extent that failure to do so would have a material adverse effect upon sale of the Products or the business reputation of Global Energy or the Products.

                  d. Provide weekly report to Global Energy regarding potential and actual sales activity, including Product models, quantities, and expected order date.

         11. Orders: Global Energy will exert all commercially reasonable efforts to supply Products to Distributor in the quantities ordered by Distributor in accordance with this agreement. To the extent it can do so without defaulting on earlier delivery commitments to third parties, Global Energy will give priority to Distributor's orders. In any event, as long as

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Distributor is current in its payments to Global Energy, Global Energy will not fill any order placed by a third party while a Distributor order is pending if filling the third-party order would prevent Global Energy from delivering Products under the Distributor order on time.

         Each time Distributor places an order with Global Energy under this agreement, Global Energy must promptly determine whether it can fill the order within a timely fashion, which could be as long as eight weeks but generally will be more quickly. If Global Energy determines that it cannot, it must then given written notice of that fact to Distributor within ten business days after receiving the order. The notice must state the extent to which Global Energy is unable to fill the order and must specify the reasons for that inability. To the extent Global Energy's inability to perform is caused by a lack of production capacity (as distinguished from a bona-fide shortage of materials, energy, or labor), it will be regarded as a "capacity shortage".

         If the total of all capacity shortages that occur in any one calendar quarter exceeds 10% of the total of all Products ordered by Distributor under this agreement during such quarter (based on aggregate dollar amount) (a "Major Shortage"), then Distributor will be authorized, under the License Agreement, to manufacture Products or have them manufactured exclusively for Distributor by a third party to meet all or any part of Distributor's requirements for Products.

         Global Energy's obligation to accept and deliver orders for Products is conditioned upon Distributor's adherence to such reasonable and customary credit and payment terms and conditions as Global Energy and Distributor may agree upon from time to time.

         Global Energy agrees to provide semi-monthly reports to Distributor of its progress in completing each order for Products and any developments which would adversely affect its ability to accept or timely fill Distributor's orders. Global Energy and Distributor will cooperate in developing an online "supply chain management system" that will allow Distributor and Distributor's customers to monitor Global Energy's manufacturing and inventory status with respect to all orders for Products by Distributor.

         12. Minimum Orders: The parties agree to establish a Basic Ordering Agreement (a "BOA") relating to Distributor's purchase of Products for each year during the term of this Agreement. Accordingly, simultaneously with the effectiveness of this Agreement, the parties are entering into a BOA (the "Initial BOA"). Distributor and Global Energy will cooperate in establishing a revised BOA for each year during the term of this Agreement at least 90 days prior to the anniversary date of this Agreement which will be applicable to the next succeeding year. Each subsequent BOA will be in substantially the same form of the Initial BOA, except to the extent that the parties specifically agree otherwise.

         13. Product Prices: The price to Distributor of each Product line will be determined from time to time by a BOA. The initial agreed prices are set forth in the Initial BOA.

         14. Payment: Distributor will pay Global Energy for Products in accordance with the BOA that applies to the Products purchased.

         15. Shipment: Products will be shipped FOB the manufacturing plant loading dock to destinations designated by Distributor. The Products will be prepared for shipment at Global

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Energy's expense in accordance with good commercial practice. Risk of loss or damage during transfer, use, handling, storage or disposal of Products will pass to Distributor once Global Energy releases the Products to a shipper designated by Distributor.

         16. Product Alterations: Distributor and Global Energy will cooperate in establishing packaging and labeling for the Products. Distributor agrees not to repackage or otherwise alter or modify the packaging or labeling of the Products without prior notice to and written consent of Global Energy, which will not be unreasonably delayed or withheld. It is an objective of the parties to sell the Products for use or sale by mass merchandisers, common carriers, manufacturers of products using the Products and others who may request that the packaging and labeling of the Products be modified to meet their more distinctive brand names for the Products ("Private Labeling"). Global Energy agrees to implement such Private Labeling requirements as Distributor and Global Energy agree upon from time to time, provided Global Energy is given reasonable prior notice and specifications for the Private Labeling. Private Labeling will be implemented at no additional cost to Distributor provided such Private Labeling does not produce material additional costs to Global Energy; if Global Energy determines at the time of any request for Private Labeling that material additional costs will be incurred, it will promptly notify Distributor. Global Energy and Distributor will then cooperate in establishing an equitable basis for sharing such additional costs or passing them on to the customer.

         17. Alternative Source Products: If Global Energy refuses, becomes unable, or persistently fails:

                  a. to exert commercially reasonable efforts to supply Products to Distributor in quantities ordered by Distributor in accordance with this agreement;

                  b. to exert commercially reasonable efforts to deliver Products to Distributor in quantities ordered by Distributor in accordance with applicable Sales Goals and BOA's; or

                  c. to exert commercially reasonable efforts to minimize its cost of goods sold consistent with producing Products that meet the quality standards of both Global Energy and Distributor, then, Distributor may notify Global Energy of Distributor's intent to obtain an alternate source of Products. Such notice must specify the refusal, inability, or failures upon which it is based. If Global Energy then fails or refuses to fully cure each specified refusal, inability, or failure within thirty (30) days after the date of such notice, Distributor will then be entitled, in addition to its other rights under this agreement, to exercise the right under the License Agreement to manufacture Products or have them manufactured exclusively for Distributor by a third party.

         18. Intellectual Property: Global Energy grants to Distributor for the term of this Agreement a non-exclusive, worldwide, royalty-free right and license to use and reproduce the trademarks, trade names and service marks owned by Global Energy and associated with the Products within the markets (the "Licensed Marks") and to copy, reproduce and use copyrighted material furnished by Global Energy to Distributor ("Copyrighted Material"); provided that the same are used only in connection with the marketing, distribution, sale and service of Products.

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Use of the Licensed Marks is strictly conditioned upon Distributor's use of the
Licensed Marks in accordance with the terms and conditions of this Agreement. Distributor may market Products under one or more trade names selected by it pursuant to the private labeling terms set forth in Section 16 and provided that Global Energy consents to such name, which consent will not be unreasonably withheld or delayed.

         Any modifications or improvements made to the Products or the Licensed Marks by or at the request of Distributor, including any patentable inventions or other intellectual property enhancements, shall become the property of Global Energy.

         19.      [Intentionally Omitted].

         20.      Representations and Warranties:

                  a. Global Energy represents and warrants to Distributor that, except as Distributor is otherwise advised in writing: (i) the Products do and will conform with all warranties and performance and testing data provided by Global Energy to Distributor prior to or after the date of this Agreement, whether such testing data is developed by Global Energy or third parties; (ii) the Products sold to Distributor, the Licensed Marks and the Copyrighted Material do not and will not infringe upon any copyrights, trademarks, patents or any other rights of any person; (iii) Global Energy has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, including its exhibits, each of which has been duly authorized, validly executed and delivered and constitutes a binding and enforceable obligation of Global Energy; (iv) the execution, delivery and performance of this Agreement by Global Energy does not violate or conflict with any applicable law, rule, regulation, or any order or judgment to which Global Energy is a party or by which it is bound; (v) Global Energy is in compliance with all laws, rules, regulations and ordinances of any governmental authority which are applicable to the manufacture, storage and sale of the Products.

                  b. Distributor represents and warrants to Global Energy that: (i) Distributor has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, including its exhibits, each of which has been duly authorized, validly executed and delivered and constitutes a binding and enforceable obligation of Distributor; (ii) the execution, delivery and performance of this Agreement by Distributor does not violate or conflict with any applicable law, rule, regulation, or any order, judgment or agreement to which Distributor is a party or by which it is bound; (iii) Distributor is in compliance with all laws, rules, regulations and ordinances of any governmental authority which are applicable to the purchase, storage and sale of the Products; and (iv) Distributor will not falsely represent the performance capabilities of the Products as documented by Global Energy.

         21.      Product Warranties:

                  a. Global Energy agrees that it is solely responsible for warranty claims made with respect to the Products which are within the terms of its standard product warranties as may be in effect from time to time pursuant to the terms of this Agreement

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         ("Warranty Claims"). Global Energy agrees to indemnify and hold harmless Distributor from all Warranty Claims. Distributor agrees that it will not make any warranties concerning the Products other than those authorized by Global Energy in its standard product warranty.

                  b. The parties will within ninety (90) days of the date of this Agreement agree upon the terms of a warranty plan for dealing with Warranty Claims which will provide Distributor and its customers with reasonable procedures for submitting and being reimbursed for Warranty Claims.

                  c. Global Energy has provided Distributor copies of its current standard product warranties applicable to the Products subject to this Agreement. Global Energy may modify the terms of its standard product warranties from time to time by providing not less than 90 days prior written notice to Distributor of such modifications, provided that such standard product warranties remain competitive with the terms and coverages of product warranties offered by manufacturers of products that compete with the Products. Global Energy and Distributor will cooperate in establishing specifications, recommended uses and standard product warranties for individual lines of Products as new or special uses of the Products are identified by the Distributor and its customers, and Global Energy agrees to provide to Distributor for delivery to its customers standard warranties reflecting such additional specifications and recommended usages on a reasonably prompt and responsive basis. To the extent that one or more material customers of Distributor request special or modified warranty terms, Global Energy will cooperate with Distributor in commercially reasonable efforts to satisfy such customer(s) as to such requests.

         22. Nature of Relationship: Distributor and Global Energy agree that their relationship is one of independent contractors and that neither has any authority to obligate the other party in connection with any order, contract, sales agreement or credit agreement or otherwise, and Distributor will not make any warranties concerning the Products except those provided by Global Energy and shall not otherwise act or be considered as an employee or agent of Global Energy. On the other hand, the relationship intended to be created by this agreement demands high standards of commercial reasonableness, candor, and good faith. When any circumstance arises under which this agreement requires, contemplates, or implies the need for the consent or agreement of a party, that consent or agreement will not be unreasonably withheld or delayed. When any circumstance arises under which this agreement requires, contemplates, or implies the need for the parties to reach agreement on issues where their interests or opinions diverge, the parties will negotiate continuously, candidly, and in good faith until an agreement based on principles of commercial reasonableness is reached.

         23. Books and Records: Distributor will provide Global Energy with monthly reports of its sales and inventory within thirty (30) days after the end of each month with respect to Products for which Distributor holds exclusive marketing rights.

         24. Exports: The parties hereto are subject to United States laws and regulations controlling exports, and any exports hereunder must comply with any applicable United States export laws and regulations. Export of commodities to certain foreign countries may also require

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a license or permission from relevant United States agencies. Distributor agrees that it will not engage in exports without obtaining all necessary and applicable Governmental approvals and then only in compliance with all applicable laws.

         25. Assignment: Distributor may not assign this agreement or any of its rights or obligations hereunder without the prior written consent of Global Energy, which consent will not be unreasonably withheld.

         26. Confidentiality: Each party agrees to protect information identified by either party as confidential in accordance with any Confidentiality Agreement entered into between the parties.

         27. Opportunity to Cure Defaults. Upon any breach of or default under this Agreement by any party, no action shall be taken with respect thereto against the breaching or defaulting party unless and until such breach or default remains uncured thirty (30) days after written notice thereof to the party in breach or default.

         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Global Energy Group, Inc.               Global Energy Distribution Group, L.L.C.

By: _______________________             By: ____________________________________
Name: _____________________             Name: __________________________________
Title: ____________________             Title: _________________________________

Date: _____________________             Date: __________________________________

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                       EXHIBIT A TO DISTRIBUTION AGREEMENT



Distribution Agreement
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